Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC.

DECLARES QUARTERLY CASH DIVIDEND

HOPKINSVILLE, Ky. (September 21, 2011) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.02 per share. In addition, the Company will pay a 2% stock dividend. Both the stock and cash dividends will be paid on October 18, 2011, to stockholders of record as of October 3, 2011.

Commenting on the reduction in the cash dividend, John Peck, President and Chief Executive Officer, said, “We find it necessary to adjust our cash dividend at this time. The reduction in the Company’s cash dividend is due to the slow pace of economic growth both locally and nationally, reducing the Company’s loan demand and our ability to generate earnings growth. By combining our cash dividend and a 2% stock dividend, the Company hopes to provide additional value to shareholders.”

HopFed Bancorp, Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241